Exhibit 99.1
Macy’s, Inc. Reports First Quarter 2023 Results

Net sales of $5 billion a decline of 7% year-over-year; merchandise inventories down 7%

Diluted EPS of $0.56 and Adjusted Diluted EPS of $0.56

$200 million of incremental cost savings expected to be realized in fiscal 2023

Adjusts full-year sales and earnings guidance

NEW YORK—June 1, 2023— Macy’s, Inc. (NYSE: M) today reported financial results for the first quarter of 2023 and updated its annual guidance.

“During the first quarter, we delivered a solid beat on our gross margin rate and bottom line expectations enabled by our disciplined teams, strength of our inventory management and operational efficiencies. We planned the year assuming that the economic health of the consumer would be challenged, but starting in late March, demand trends weakened further in our discretionary categories,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc.

“We have moved quickly to take the appropriate actions to meet current consumer demand and manage our expenses. Our revised guidance reflects incremental clearance markdowns to address excess spring seasonal merchandise in the second quarter, along with adjustments to the category composition and inventory levels in the back half of the year. Supported by our solid foundation of financial health, we remain focused on strengthening our core business and advancing our five growth vectors – which we believe will drive sustainable and profitable sales growth in the future,” continued Gennette.
First Quarter Highlights
Comparisons are to the first quarter of 2022 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance. Please refer to note 2 within the financial tables regarding reclassifications of certain prior year metrics.
•Diluted earnings per share of $0.56 and Adjusted diluted earnings per share of $0.56.
◦This compares to diluted earnings per share of $0.98 and Adjusted diluted earnings per share of $1.08 in the first quarter of 2022.
•Net sales of $5 billion, down 7% versus the first quarter of 2022.
◦Brick-and-mortar sales decreased 6% versus the first quarter of 2022.
◦Digital sales decreased 8% versus the first quarter of 2022.
•Comparable sales down 7.9% on an owned basis and down 7.2% on an owned-plus-licensed basis.
•Highlights of the company's nameplates include:
◦Macy’s comparable sales were down 8.7% on an owned basis and down 7.9%, on an owned-plus-licensed basis.
•42.2 million active customers shopped the Macy’s brand, on a trailing twelve-month basis.
•Star Rewards program members made up approximately 70% of Macy's brand comparable owned-plus-licensed sales on a trailing twelve-month basis, up approximately 1 percentage point versus the prior year.

•The nameplate saw strength in beauty, particularly fragrances, men’s tailored, women’s career sportswear and off-price with Backstage.
◦Bloomingdale’s comparable sales on an owned basis were down 3.9% and on an owned-plus-licensed basis were down 4.3%.
•4.1 million active customers shopped the Bloomingdale’s brand, on a trailing twelve-month basis.
▪The nameplate saw strength across beauty, particularly fragrances, women’s and men’s contemporary apparel, housewares and the outlet locations.
◦Bluemercury comparable sales were up 4.3% on an owned basis.
•Approximately 676,000 active customers shopped the Bluemercury brand, on a trailing twelve-month basis.
•The nameplate saw strength in the clinical and medical skincare and color categories during the quarter.
•Other revenue of $191 million, a $26 million decrease.
•Represented 3.8% of net sales, down from 4.1% in the prior year period.
•Performance driven largely by credit card revenue net which reflected the impact of higher bad debt within the portfolio.

•Inventory turnover, on a trailing twelve-month basis, was down 2% to 2022 and up 14% to 2019.
◦Merchandise inventories were down 7% year-over-year and down 16% to 2019, reflecting ongoing disciplined inventory management.
◦The company is taking pricing actions in the second quarter to sell through remaining first-quarter seasonal merchandise inventories and May receipts at the Macy’s nameplate, and anticipates end of second-quarter merchandise inventories to be down low to mid-single digits compared to last year on a percentage basis.
•Gross margin rate for the quarter was 40.0%, up from 39.6% in the first quarter of 2022. Versus the first quarter of 2019, gross margin rate increased 180 basis points from 38.2%.
◦Merchandise margin was flat, benefiting from lean beginning-of-year inventory levels and lower clearance markdowns, offset by promotions and category mix shifts. Compared to the first quarter of 2019, merchandise margin improved 310 basis points primarily as a result of lower markdowns and promotions.
◦Delivery expense as a percent of net sales was 40 basis points better than the prior year primarily due to improvements in our contracted carrier rates, reductions in packages per order, and a 1-percentage point decline in digital penetration year-over year. Compared to the first quarter of 2019, delivery expense as a percent of net sales was 130 bps higher primarily due to increased digital penetration and higher fuel costs.
•Selling, general and administrative (“SG&A”) expense of $2.0 billion, a $45 million increase.
◦SG&A expense as a percent of total revenue was 37.7%, 350 basis points higher compared to the first quarter of 2022.
◦The increase in minimum wage for stores colleagues was fully implemented on May 1, 2022. The year-over-year dollar and rate growth includes the impact of these increases.
◦SG&A expense also includes continued investments in colleagues across competitive pay, incentives and benefits.

Financial Highlights

All amounts in millions except percentages and per share figures	First Quarter
	2023	2022
Net sales	$4,982	$5,348
Other revenue	$191	$217
Comparable Sales
Owned	(7.9%)
Owned-plus-licensed	(7.2%)
Gross margin	$1,994	$2,117
Gross margin rate	40.0%	39.6%
Selling, general and administrative expenses	$1,950	$1,905
Net Income	$155	$286
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$466	$676
Diluted earnings per share (EPS)	$0.56	$0.98
Adjusted Net income	$157	$315
Adjusted EBITDA	$468	$684
Adjusted Diluted EPS	$0.56	$1.08
Merchandise inventories	$4,607	$4,956

Dividend Declaration
On May 31, 2023, the board of directors of Macy's, Inc. declared its regular quarterly dividend of 16.54 cents per share on Macy's, Inc.’s common stock, payable July 3, 2023, to shareholders of record as of the close of business on June 15, 2023.

2023 Guidance
The company is taking a cautious approach to the remainder of the year and is reducing its annual 2023 sales and earnings guidance to reflect anticipated macroeconomic impacts to the consumer. On the low-end, updated guidance assumes macro pressures on the consumer worsen. The high-end assumes heightened macro pressures experienced in mid-March through April persist. Additionally, it incorporates the second quarter markdown actions the company is taking to clear out spring transitional and early summer categories to support clean end-of-quarter inventories as well as higher annual shortage rate than previously anticipated.

The company’s updated earnings guidance also includes the benefit of an incremental $200 million of cost savings identified as part of ongoing expense management that is expected to impact both gross margin and SG&A expense. The full updated outlook for 2023, presented on a 53-week basis unless otherwise noted, can be found in the presentation posted to macysinc.com/investors.

	Guidance as of June 1, 2023	Guidance as of March 2, 2023
Net sales	$22.8 billion to $23.2 billion	$23.7 billion to $24.2 billion
Comparable owned-plus-licensed sales change (52 week basis)	Down 7.5% to down 6% versus 2022	Down 4% to down 2% versus 2022
Adjusted diluted earnings per share*	$2.70 - $3.20	$3.67 - $4.11
* Adjusted diluted EPS does not consider the impact of any potential future share repurchases associated with the company’s current share repurchase authorization.

The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results. See Important Information Regarding Financial Measures.

Conference Call and Webcasts
A webcast of Macy's, Inc.’s call with analysts and investors to report its first quarter of 2023 sales and earnings will be held today (June 1, 2023) at 8:00 a.m. ET. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call 1-877-407-0832. A replay of the conference call will be available on the company’s website or by calling 1-877-660-6853, using passcode 13737454, about three hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/newsroom.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
About Macy’s, Inc.
At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 28, 2023. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended April 29, 2023			13 Weeks Ended April 30, 2022
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$4,982			$5,348
Other revenue (Note 2)	191	3.8%		217	4.1%
Total revenue	5,173			5,565
Cost of sales	(2,988)	(60.0%)		(3,231)	(60.4%)
Selling, general and administrative expenses	(1,950)		(37.7%)	(1,905)		(34.2%)
Gains on sale of real estate	11		0.2%	42		0.8%
Impairment, restructuring and other costs	(2)		—%	(8)		(0.1%)
Operating income	244		4.7%	463		8.3%
Benefit plan income, net	4			7
Interest expense, net	(37)			(47)
Losses on early retirement of debt	—			(31)
Income before income taxes	211			392
Federal, state and local income tax expense (Note 3)	(56)			(106)
Net income	$155			$286
Basic earnings per share	$0.57			$1.01
Diluted earnings per share	$0.56			$0.98
Average common shares:
Basic	273.1			283.6
Diluted	277.8			290.9
End of period common shares outstanding	272.5			269.7
Supplemental Financial Measures:
Gross Margin (Note 4)	$1,994	40.0%		$2,117	39.6%
Depreciation and amortization expense	$218			$206

MACY’S, INC.
Consolidated Balance Sheets (Unaudited) (Note 1)
(millions)

	April 29, 2023	January 28, 2023	April 30, 2022
ASSETS:
Current Assets:
Cash and cash equivalents	$603	$862	$672
Receivables	255	300	233
Merchandise inventories	4,607	4,267	4,956
Prepaid expenses and other current assets	390	424	372
Total Current Assets	5,855	5,853	6,233
Property and Equipment – net	5,864	5,913	5,601
Right of Use Assets	2,715	2,683	2,736
Goodwill	828	828	828
Other Intangible Assets – net	432	432	434
Other Assets	1,174	1,157	1,140
Total Assets	$16,868	$16,866	$16,972
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Merchandise accounts payable	$2,415	$2,053	$2,865
Accounts payable and accrued liabilities	2,233	2,750	2,456
Income taxes	134	58	222
Total Current Liabilities	4,782	4,861	5,543
Long-Term Debt	2,996	2,996	2,994
Long-Term Lease Liabilities	2,996	2,963	3,030
Deferred Income Taxes	916	947	968
Other Liabilities	1,008	1,017	1,159
Shareholders' Equity	4,170	4,082	3,278
Total Liabilities and Shareholders’ Equity	$16,868	$16,866	$16,972

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)
(millions)

	13 Weeks Ended April 29, 2023	13 Weeks Ended April 30, 2022
Cash flows from operating activities:
Net income	$155	$286
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	2	8
Depreciation and amortization	218	206
Benefit plans	2	5
Stock-based compensation expense	14	13
Gains on sale of real estate	(11)	(42)
Amortization of financing costs and premium on acquired debt	3	2
Deferred income taxes	(32)	(17)
Changes in assets and liabilities:
Decrease in receivables	45	65
Increase in merchandise inventories	(340)	(573)
(Increase) decrease in prepaid expenses and other current assets	32	(13)
Increase in merchandise accounts payable	374	639
Decrease in accounts payable and accrued liabilities	(415)	(424)
Increase in current income taxes	82	122
Change in other assets and liabilities	(24)	(29)
Net cash provided by operating activities	105	248
Cash flows from investing activities:
Purchase of property and equipment	(215)	(171)
Capitalized software	(81)	(90)
Disposition of property and equipment	25	73
Other, net	1	(6)
Net cash used by investing activities	(270)	(194)
Cash flows from financing activities:
Debt issued	—	850
Debt issuance costs	—	(21)
Debt repaid	(1)	(1,139)
Debt repurchase premium and expenses	—	(29)
Dividends paid	(45)	(45)
Decrease in outstanding checks	(13)	(126)
Acquisition of treasury stock	(35)	(584)
Net cash used by financing activities	(94)	(1,094)
Net decrease in cash, cash equivalents and restricted cash	(259)	(1,040)
Cash, cash equivalents and restricted cash beginning of period	865	1,715
Cash, cash equivalents and restricted cash end of period	$606	$675

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)As a result of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 29, 2023 and April 30, 2022 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.
(2)Other Revenue is inclusive of the following amounts due to the reclassification of Macy’s Media Network net revenue from SG&A to Other Revenue. Reclassifications were made to the prior years’ amounts to conform with the classifications of such amounts in the most recent year.

(millions)	13 Weeks Ended April 29, 2023		13 Weeks Ended April 30, 2022
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$162	3.3%	$191	3.6%
Macy's Media Network revenue, net	29	0.6%	26	0.5%
Other Revenue	$191	3.8%	$217	4.1%

Net Sales	$4,982		$5,348
(3)The income tax expense of $56 million and $106 million, or 26.5% and 27.0% of pretax income, for the 13 weeks ended April 29, 2023 and April 30, 2022, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21%. The income tax effective rates for the 13 weeks ended April 29, 2023 and April 30, 2022 were impacted primarily by the effect of state and local taxes and the vesting and cancellations of certain stock-based compensation awards.
(4)Gross margin is defined as net sales less cost of sales.
(5)Restricted cash of $3 million has been included with cash and cash equivalents for both the 13 weeks ended April 29, 2023 and April 30, 2022.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned-plus-licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.
The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results. See Important Information Regarding Financial Measures.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)
Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended April 30, 2022
	Macy's, Inc.	Macy's	Bloomingdale's
Increase (decrease) in comparable sales on an owned basis (Note 6)	(7.9%)	(8.7%)	(3.9%)
Impact of departments licensed to third parties (Note 7)	0.7%	0.8%	(0.4%)
Increase (decrease) in comparable sales on an owned-plus-licensed basis	(7.2%)	(7.9%)	(4.3%)
Notes:
(6)Represents the period-to-period percentage change in net sales from stores in operation for both the entire 13 weeks ended April 29, 2023 and April 30, 2022. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.
(7)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. Macy’s and Bloomingdale’s license third parties to operate certain departments in their stores and online and receive commissions from these third parties based on a percentage of their net sales, while Bluemercury does not participate in licensed businesses. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.
Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended April 29, 2023	13 Weeks Ended April 30, 2022
Net income	$155	$286
Interest expense, net	37	47
Losses on early retirement of debt	—	31
Federal, state and local income tax expense	56	106
Depreciation and amortization	218	206
EBITDA	466	676
Impairment, restructuring and other costs	2	8
Adjusted EBITDA	$468	$684

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended April 29, 2023		13 Weeks Ended April 30, 2022
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$155	$0.56	$286	$0.98
Impairment, restructuring and other costs	2	—	8	0.03
Losses on early retirement of debt	—	—	31	0.11
Income tax impact of certain items identified above	—	—	(10)	(0.04)
As adjusted to exclude certain items above	$157	$0.56	$315	$1.08